                                                                    Exhibit 99.4

                          MINUTES OF SPECIAL MEETING OF
                               BOARD OF DIRECTORS
                                       OF

                                    INTROBUZZ

     The special meeting of the Board of Directors of the Corporation immediately followed the special meeting of the Shareholders of Introbuzz and was held at 11:00 a.m. on March 13, 2012 at 7816 Calico Flower Avenue, Las
Vegas, Nevada 89128 as set forth in the written Waiver of Notice signed by the
Directors, fixing such time and place, and prefixed to the minutes of this meeting.

     The following were present in person, teleconference, or by written consent in accordance with NRS 78.314: Kenneth Carter

     Kenneth Carter chaired the meeting and Kenneth Carter acted as recording secretary.

     The Chairman announced that the purpose of the meeting was to request that the Company auditor book the $47,000 of advances (monies for the development of the web site) as "Additional Paid In Capital - Forgiveness of Debt of
Shareholder".

     There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, it was adjourned.

                                         /s/ Kenneth Carter
                                         ---------------------------------------
                                         Kenneth Carter
                                         Secretary

Attest:

Board of Directors

/s/ Kenneth Carter
--------------------------------
Kenneth Carter